As filed with the Securities and Exchange Commission on June 20, 2007

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0698303
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

75 Federal Street

Suite 300

Boston, MA 02110

(Address, Including Zip Code, of Principal Executive Offices)

EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan

EnerNOC, Inc. 2007 Employee, Director and Consultant Stock Plan

(Full Title of the Plan)

Timothy G. Healy

Chief Executive Officer

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, MA 02110

(617) 224-9900

 (Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,	2,815,367 shares	$2.80	$7,883,028	$242.01
$0.001 par value	2,600,000 shares	$35.73	$92,898,000	$2,851.97
Total:	5,415,367 shares		$100,781,028	$3,093.98

(1)   The number of shares of common stock, par value $0.001 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold (i) upon the exercise of options which have been granted under the EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Stock Plan”) or the EnerNOC, Inc. 2007 Employee, Director and Consultant Stock Plan (the “2007 Stock Plan,” and together with the 2003 Stock Plan, the “Plans”) and (ii) upon the exercise of options or issuances of stock awards which may hereafter be granted under the 2007 Stock Plan. The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions of the Plans.

(2)   This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options and stock awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 13, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a)          The Registrant’s prospectus filed pursuant to Rule 424(b)(4) of the Securities Act (File No. 333-140632), as filed with the Commission on May 18, 2007;

(b)         All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (a) above; and

(c)          The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33471) filed with the Commission on May 16, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this registration statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., (“Mintz Levin”).  Mintz Levin, Mintz Levin Investments LLC, and members of Mintz Levin, their families and trusts for their benefit own an aggregate of approximately 6,021 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

Incorporated by reference from Part II, Item 14 “Indemnification of Directors and Officers” of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-140632).

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(1)	Amended and Restated Bylaws of the Registrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1(1)	EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan.

99.2(1)	EnerNOC, Inc. 2007 Employee, Director and Consultant Stock Plan.

(1)  Previously filed with the Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-140632) and incorporated herein by reference.

Item 9.  Undertakings.

1.                                       Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                                (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                                (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 20th day of June, 2007

ENERNOC, INC.

By:	/s/ Timothy G. Healy
Name: Timothy G. Healy
Title: Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Timothy G. Healy, David B. Brewster and David M. Samuels and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of EnerNOC, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy G. Healy	Chairman of the Board, Chief Executive
Timothy G. Healy	Officer and Director (principal executive officer)	June 20, 2007

/s/ Neal C. Isaacson	Chief Financial Officer (principal financial	June 20, 2007
Neal C. Isaacson	and accounting officer)

/s/ David B. Brewster	Director, President and Chief Operating	June 20, 2007
David B. Brewster	Officer

/s/ Philip Giudice	Director and Senior Vice President of	June 20, 2007
Philip Giudice	Corporate Development

/s/ Richard Dieter	Director	June 20, 2007
Richard Dieter

/s/ TJ Glauthier	Director	June 20, 2007
TJ Glauthier

/s/ Adam Grosser	Director	June 20, 2007
Adam Grosser

/s/ William Lese	Director	June 20, 2007
William Lese

EXHIBIT INDEX

Exhibit
Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(1)	Amended and Restated Bylaws of the Registrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1(1)	EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan.

99.2(1)	EnerNOC, Inc. 2007 Employee, Director and Consultant Stock Plan.

(1)  Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-140632) and incorporated herein by reference.